PROMISSORY NOTE

Principal $133,555.39	Loan Date 09-17-2014	Maturity 09-17-2019	Loan No 35943	Call / Coll 4 / 26	Account	Officer SHA	Initials

References in the boxes above are for Lender’s use only and do not limit the applicability of this document to any particular loan or item. Any item above containing “***” has been omitted due to text length limitations.

Borrower:	LONE OAK CHIROPRACTIC, P.S.C.	Lender:	INDEPENDENC BANK OF KENTUCKY
	125 AUGUSTA AVE., SUITE D		Paducah-Jefferson Sq- Consumer – NMLS #405645
	PADUCAH, KY 42003		PO BOX 1776
3143 BROADWAY STREET
PADUCAH, KY 42001
(270) 442-1716

Principal Amount: $133,555.39	Interest Rate: 4.250%	Date of Note: September 17, 2014

PROMISE TO PAY. LONE OAK CHIROPRACTIC, P.S.C. (‘“Borrower”) promises to pay to INDEPENDENCE BANK OF KENTUCKY (“Lender”), or order, in lawful money of the United States of America, the principal amount of One Hundred Thirty-three Thousand Five Hundred Fifty-five & 39/100 Dollars ($133,555.39), together with interest on the unpaid principal balance from September 17, 2014, calculated as described in the “INTEREST CALCULATION METHOD” paragraph using an interest rate of 4.250% per annum, until paid in full. The interest rate may change under the terms and conditions of the “INTEREST AFTER DEFAULT” section.

PAYMENT. Borrower will pay this loan in 59 payments of $2.474.79, each payment and an irregular last payment estimated at $2,474.81. Borrower’s first payment is due October 17,2014, and an subsequent payments are due on the same day of each month after that Borrower’s final payment will be due on September 17, 2019, and will be for all principal and all accrued interest not yet paid. Payments include principal and interest. Unless otherwise agreed or required by applicable law, payments will be applied first to any late charges; then to any accrued unpaid Interest; then to principal; and then to any unpaid collection costs. Borrower will pay Lender at Lender’s address shown above or at such other place as Lender may designate in writing.

INTEREST CALCULATION METHOD. Interest on this Note is computed on a 365/365 simple interest basis; that is, by applying the ratio of interest rate over the number of days in a year, multiplied by the outstanding principal balance, multiplied by the actual number of days the principal balance is outstanding. All interest payable under the Note is computed using this method.

PREPAYMENT. Borrower agrees that all loan fees and other prepaid finance charges are earned fully as of the date of the loan and will not be subject to refund upon early payment (whether voluntary or as a result of default), except as otherwise required by law. Except for the foregoing, Borrower may pay without penalty all or a portion of the amount owed earlier than it is due. Early payments will not, unless agreed to by Lender in writing, relieve Borrower of Borrower’s obligation to continue to make payments under the payment schedule. Rather, early payments will reduce the principal balance due end may result in Borrower’s making fewer payments. Borrower agrees not to send Lender payments marked “paid in full”, “without recourse”, or similar language. If Borrower sends such a payment, Lender may accept it without losing any of Lender’s rights under this Note, and Borrower will remain obligated to pay any further amount owed to Lender. All written communications concerning disputed amounts, including any check or other payment instrument that indicates that the payment constitutes “payment in full” of the amount owed or that is tendered with other condition or limitations or as full satisfaction of a disputed amount must be mailed or delivered to: INDEPENDENCE BANK OF KENTUCKY, Paducah-Jefferson Sq - Consumer - NMLS #405645, PO BOX 1776, 3143 BROADWAY STREET, PADUCAH, KY 42001.

LATE CHARGE. If a payment is 10 days or more late, Borrower will be charged 5.000% of the regularly scheduled payment or $25.00, whichever is greater.

INTEREST AFTER DEFAULT. Upon default including failure to pay upon final maturity, the interest rate on this Note shall be increased to 18.000% per annum. However, in no event will the interest rate exceed the maximum interest rate limitations under applicable law.

Loan No: 32943

DEFAULT. Each of the following shall constitute an event of default (“Event of Default”) under this Note:

Payment Default. Borrower fails to make any payment when due under this Note.

Other Defaults. Borrower fails to comply with or to perform any other term, obligation, covenant or condition contained in this Note or in any of the related documents or to comply with or to perform any term, obligation, covenant or condition contained in any other agreement between Lender and Borrower.

Default in Favor of Third Parties . Borrower or any Grantor defaults under any loan, extension of credit, security agreement, purchase or sales, agreement, or any other agreement, in favor of any other creditor or person that may materially affect any of Borrower’s property or Borrower’s ability to repay this Note or perform Borrower’s obligations under this Note or any of the related documents.

False Statements. Any warranty, representation or statement made or furnished to lender by Borrower or on Borrower’s behalf under this Note or the related documents is false or misleading in any material respect, either now or all the time made or furnished or becomes false or misleading at any time thereafter.

Insolvency. The dissolution or termination of Borrower’s existence as a going business, the insolvency of Borrower, the appointment of a receiver or any part of Borrower’s property, any assignment for the benefit of creditors, any type of creditor workout, or the commencement of any proceeding under any bankruptcy or insolvency laws by or against Borrower.

Creditor or Forfeiture Proceedings. Commencement of foreclosure or forfeiture proceedings, whether by judicial proceeding, self-help, repossession or any other method, by any creditor of Borrower or by any governmental agency against any collateral securing the loan. This includes a garnishment of any of Borrower’s accounts, including deposit accounts, with Lender. However, this Event of Default shall not apply if there is no good faith dispute by Borrower as to the validity or reasonableness of the claim which is the basis of the creditor or forfeiture proceeding and if Borrower gives Lender written notice of the creditor or forfeiture proceeding and deposits with Lender monies or a surety bond for the creditor or forfeiture proceeding, in an amount determined by Lender, in its sole discretion, as being an adequate reserve or bond for the dispute.

Events Affecting Guarantor. Any of the preceding events occurs with respect to any Guarantor of any of the indebtedness or any Guarantor dies or becomes incompetent, or revokes or disputes the validity of, or liability under, any guaranty of the indebtedness evidenced by this Note.

Change In Ownership. Any change to ownership or twenty-five percent (25%) or more of the common stock of Borrower.

Adverse Change. A material adverse change occurs in Borrower’s financial condition, or Lender believes the prospect of payment or performance of this Note is impaired.

Insecurity. Lender in good faith believes itself insecure.

LENDER’S RIGHTS. Upon default, lender may declare the entire unpaid principal balance under this Note and all accrued unpaid interest immediately due, and then Borrower will pay that amount.

ATTORNEYS’ FEES; EXPENSES. Lender may hire or pay someone else to help collect this Note if Borrower does not pay. Borrower will pay Lender that amount. This includes, subject to any limits under applicable law, Lender’s reasonable attorneys’ fees and Lender’s legal expenses whether or not there is a lawsuit, including reasonable attorneys’ fees and legal expenses for bankruptcy proceedings (including efforts to modify or vacate any automatic stay or inunction), and appeals. If not prohibited by applicable law. Borrower also will pay any court costs, in addition to all other sums provided by law

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Loan No: 32943

JURY WAIVER. Lender and Borrower hereby waive the right to any jury trial in any action, proceeding, or counterclaim brought by either Lender or Borrower against the other.

GOVERNING LAW. This Note will be governed by federal law applicable to Lender and to the extent not preempted by federal law, the laws of the Commonwealth of Kentucky without regard to its conflicts of law provisions. This Note has been accepted by Lender in the Commonwealth of Kentucky.

DISHONORED ITEM FEE. Borrower will pay a fee to Lender of $35.00 if Borrower makes payment on Borrower’s loan and the check or preauthorized charge with which Borrower pays is later dishonored.

RIGHT OF SETOFF. To the extent permitted by applicable law, lender reserves a right of setoff in all Borrower’s accounts with lender (whether checking, savings, or some other account). This includes 411 accounts Borrower holds jointly with someone else and all accounts Borrower may open in the future. However, this does not include any IRA or Keogh accounts, or any trust accounts for which setoff would be prohibited by law. Borrower authorizes Lender, to the extent permitted by applicable law, to charge or setoff all sums owing on the indebtedness against any and all such accounts.

COLLATERAL. Borrower acknowledges this Note is secured by the following collateral described in the security instrument listed herein: described in a Commercial Security Agreement dated September 17, 2014.

SUCCESSOR INTERESTS. The terms of this Note shall be binding upon Borrower, and upon Borrower’s heirs, personal representatives, successors and assigns, and shall inure to the benefit of the Lender and its successors as assigns.

GENERAL PROVISIONS. If any part of this Note cannot be enforced, this fact will not affect the rest of the Note. Lender may delay or forgo enforcing any of its rights or remedies under this Note without losing them. Borrower and any other person who signs, guarantees or endorses this Note, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any change in the terms of this Note, and unless otherwise expressly stated in writing, no party who signs this Note, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend (repeatedly and for any length of time) this loan or release any party or guarantor or collateral; or impair, fail to realize upon perfect Lender’s security interest in the collateral; and take any other action deemed necessary by Lender without consent of or notice to anyone. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Note are joint and several.

PRIOR TO SIGNING THIS NOTE. BORROWER READ AND UNDERSTOOD ALL THE PROVISIONS OF THIS NOTE. BORROWER AGREES TO THE TERMS OF THE NOTE.

BORROWER ACKNOWLEDGES RECEIPT OF A COMPLETED COPY OF THIS PROMISSORY NOTE.

BORROWER:

LONE OAK CHIROPRACTIC, P.S.C.

By:	/s/ Matthew Collier Wallis	By:	/s/ Jason William Brame
	Matthew Collier Wallis, Director of Lone Oak Chiropractic, P.S.C.		Jason William Brame, Director of Lone Oak Chiropractic, P.S.C.

LENDER:

INDEPENDENCE BANK OF KENTUCKY

By:	/s/ Shelly H. Aspery
Shelly H. Aspery, Location Manager NMLS #777365

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